Exhibit 99.1

Contacts: Investors: Brad Cole Genomic Health 650-569-2281 investors@genomichealth.com Media: Emily Faucette Genomic Health 415-595-9407 media@genomichealth.com
Genomic Health Announces First Quarter 2009 Financial Results
and Business Progress
— Product Revenue Increased 43 Percent Compared with 2008 —
— Three Abstracts Accepted for Presentation at the American Society of Clinical Oncology
(ASCO) Annual Meeting, May 29 — June 2, 2009 —
— Conference Call Today at 4:30 p.m. ET —
REDWOOD CITY, Calif. — May 5, 2009 — Genomic Health, Inc. (Nasdaq: GHDX) today reported financial results and business progress for the quarter ended March 31, 2009.
Total revenue increased to $33.9 million in the first quarter of 2009 compared with $23.4 million in the first quarter of 2008. Product revenue from the Oncotype DX® breast cancer test was $33.4 million in the first quarter of 2009, an increase of 43 percent, compared with $23.3 million in the first quarter of 2008.
Net loss decreased 30 percent to $4.6 million in the first quarter of 2009 from $6.6 million in the first quarter of 2008. Basic and diluted net loss per share was $0.16 in the first quarter of 2009, compared with a net loss per share of $0.24 in the first quarter of 2008.
Cash and cash equivalents and short-term investments at March 31, 2009 were $53.4 million compared with $56.7 million at December 31, 2008.
“Our strong first quarter results, as demonstrated by continued growth in revenues and a reduction in the year-over-year net loss, are a result of our business discipline and focus on making the Oncotype DX breast cancer test standard practice,” said Kim Popovits, President and Chief Executive Officer of Genomic Health. “Looking to the future, we are making significant strides toward becoming a multi-product company. We believe that the positive results from the QUASAR validation study demonstrate the potential of the Oncotype DX platform to deliver clinically important information to physicians and patients with stage II colon cancer.”

Additional First Quarter 2009 Financial Results
During the first quarter of 2009, approximately 50 percent of product revenue was recorded on an accrual basis and recognized at the time test results were delivered, reflecting established payment patterns from payors with coverage policies or contracts in place.
Total operating expenses were $38.5 million in the first quarter of 2009, compared with $30.6 million for the first quarter of 2008. Included in first quarter 2009 operating expenses were non-cash charges of $4.1 million, including $2.5 million of stock-based compensation expense, compared with $2.3 million of stock-based compensation expense in the same period in 2008, and $1.6 million of depreciation and amortization expenses, compared with $1.0 million of depreciation and amortization expense in the same period in 2008.
Recent Highlights and Accomplishments
Commercial Progress
•	Delivered 11,210 test results in the first quarter of 2009, compared with more than 9,150 test results delivered in the first quarter of 2008, an increase of 23 percent year-over-year.

•	Have now secured coverage for breast cancer patients with lymph node micro-metastases for more than 100 million U.S. insured lives through policies, agreements or contracts with Medicare, Wellpoint, Blue Cross Blue Shield Florida, Blue Cross Blue Shield Michigan and others, bringing the total number of U.S. lives covered for this patient population to over 40 percent.

•	Established distribution agreements in Brazil and Venezuela.
Product Pipeline
•	Announced positive preliminary results of the QUASAR validation study showing that the Oncotype DX colon cancer test met its primary endpoint to predict the likelihood of recurrence for stage II colon cancer patients following surgery and that the colon cancer Recurrence Score® provided additional independent clinical value beyond standard measures of risk. Based on these results, Genomic Health is proceeding with commercialization plans to make the Oncotype DX colon cancer test available to physicians and patients in early 2010.

•	The QUASAR colon cancer validation study has been accepted for oral presentation at the ASCO annual meeting and full results will be highlighted as a noteworthy abstract in ASCO’s advance presscast on May 14.
•	“A quantitative multi-gene RT-PCR assay for prediction of recurrence in stage II colon cancer: Selection of the genes in 4 large studies and results of the independent, prospectively-designed QUASAR validation study.” Oral presentation on Saturday, May 30 (3:00 p.m. ET)
Clinical Progress
•	Two breast cancer abstracts were accepted for presentation at the ASCO annual meeting:
•	“Genotypic characterization of phenotypically defined triple-negative breast cancer.” Oral presentation on Sunday, May 31 (4:30 p.m. ET)

•	“Molecular characterization of male breast cancer by standardized quantitative RT-PCR analysis: First large genomic study of 347 male breast cancers compared to 82,434 female breast cancers.” Poster presentation on Monday, June 1 (1-5:00 p.m. ET)

•	Independent researchers presented results of a multi-center Japanese study validating the Oncotype DX Recurrence Score’s ability to predict the likelihood of disease recurrence in Japanese women with estrogen receptor-positive early-stage breast cancer at the 2009 Kyoto Breast Cancer Consensus Conference International Convention in Japan. This was the first study to analyze the utility of the Oncotype DX breast cancer test in a specific ethnic population.
Conference Call Details
To access the live conference call today, May 5, at 4:30 p.m. Eastern Time via phone, please dial (877) 361-8830 from the United States and Canada or +1(706) 679-8297 internationally. The conference ID is 97330922. Please dial in approximately ten minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through May 12, and may be accessed by dialing (800) 642-1687 from the United States and Canada or +1(706) 645-9291 internationally. The replay passcode is 97330922.
To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s web site at http://investor.genomichealth.com. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.
About Genomic Health
Genomic Health, Inc. (Nasdaq: GHDX) is a life science company focused on the development and commercialization of genomic-based clinical laboratory services for cancer that allow physicians and patients to make individualized treatment decisions. In 2004, Genomic Health launched its first test, the Oncotype DX® breast cancer test, which has been shown to predict the likelihood of chemotherapy benefit as well as the likelihood of disease recurrence in a large portion of early-stage breast cancer patients. The company was founded in 2000 and is located in Redwood City, California. For more information, please visit http://www.genomichealth.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the drivers of the company’s first quarter results; the company’s belief that it is making significant strides toward becoming a multi-product company; the company’s beliefs regarding its Oncotype DX platform; the outcome, success or results of clinical trials; the applicability of clinical study results to actual outcomes; and the company’s intent to commercialize a test for colon cancer and the proposed timing of commercialization. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: our ability to increase usage of our tests; the risk that we may not obtain or maintain sufficient levels of reimbursement for our existing tests and any future tests we may develop; the risks and uncertainties associated with the regulation of our tests by FDA; our ability to compete against third parties; our ability to develop and commercialize new tests; unanticipated costs or delays in research and development efforts; our ability to obtain capital when needed; our history of operating losses; the results of clinical studies; the applicability of clinical study results to actual outcomes; and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2008. These forward- looking statements speak only as of the date hereof. Genomic Health disclaims any obligation to update these forward-looking statements.
NOTE: The Genomic Health logo, Oncotype, Oncotype DX and Recurrence Score are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.

Genomic Health, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	For the Three Months Ended
	March 31,
	2009	2008
	(Unaudited)
REVENUES:
Product revenues	$33,427	$23,356
Contract revenues	469	84

Total revenues	33,896	23,440

OPERATING EXPENSES:
Cost of product revenues	7,827	5,884
Research and development	8,645	6,405
Selling and marketing	14,697	12,367
General and administrative	7,339	5,906

Total operating expenses	38,508	30,562

Loss from operations	(4,612)	(7,122)

Other income (expense):
Interest income	249	621
Interest and other expense	(51)	(133)

Loss before income tax expense	(4,414)	(6,634)

Income tax expense	(211)	—

Net loss	$(4,625)	$(6,634)

Basic and diluted net loss per share	$(0.16)	$(0.24)

Shares used to compute basic and diluted net loss per share	28,495,955	28,217,160

Genomic Health, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	As of	As of
	31-Mar-09	31-Dec-08
	(Unaudited)	(Audited)
Cash and cash equivalents	$10,198	$11,171
Short-term investments	43,218	45,499
Accounts receivable, net	9,115	8,807
Prepaid expenses and other current assets	5,842	4,781

Total current assets	68,373	70,258
Property and equipment, net	14,313	15,562
Restricted cash	500	500
Other assets	364	369

Total assets	$83,550	$86,689

Accounts payable	$2,081	$1,898
Accrued expenses and other current liabilities	10,695	11,108
Deferred revenues	3,329	3,798
Notes payable, short-term	1,214	1,814
Notes payable, long-term	166	225
Other liabilities	1,588	1,671
Stockholders’ equity	64,477	66,175

Total liabilities and stockholders’ equity	$83,550	$86,689

The condensed consolidated balance sheet at December 31, 2008 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2008.
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